EXHIBIT 2.8

GUARANTEE

     This Guarantee made as of •, 2002

TO: Bank of Montreal (the “Agent”)

     For valuable consideration, receipt whereof is hereby acknowledged, COMPUTERSHARE TRUST COMPANY OF CANADA, as trustee of PARAMOUNT ENERGY TRUST (“PET”) and PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST (“POT”) hereby jointly and severally and irrevocably, absolutely and unconditionally guarantee payment to the Agent and the Lenders (as hereinafter defined) on demand of all Obligations.

     And PET and POT (collectively referred to herein as the “Guarantors” and individually as a “Guarantor”) jointly and severally agree with the Agent and the Lenders as follows:

1.     Definitions: In this Guarantee, including the guarantee provision set forth above, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions (including the singular and plural form and derivatives thereof) shall have the following meanings:

(a)	“Agent” means Bank of Montreal in its capacity as agent for the Lenders under the Credit Agreement and the other Loan Documents, including this Guarantee, and any successor thereof;

(b)	“Borrower” means Paramount Resources Ltd., a corporation incorporated under the laws of Alberta and having its principal place of business in Calgary, Alberta;

(c)	“Business Day” means any day other than Saturday, Sunday or any other day that the Agent in Calgary, Alberta and Toronto, Ontario is generally not open for business;

(d)	“Credit Agreement” means the Credit Agreement dated as of June 28, 2002 between the Borrower and a syndicate of Canadian chartered banks, including Bank of Montreal, Canadian Imperial Bank of Commerce and The Bank of Nova Scotia as lenders, with Bank of Montreal as Agent for such lenders, providing for, inter alia, a revolving credit facility, a non-revolving bridge credit facility and a working capital facility, as amended by a First Amending Agreement dated as of July 31, 2002 and a Second Amending Agreement dated as of September 30, 2002, as such Credit Agreement may be further amended, amended and restated, modified, replaced or supplemented from time to time;

(e)	“Lenders” means Bank of Montreal, Canadian Imperial Bank of Commerce, The Bank of Nova Scotia and any other person who may from time to time become a lender under the Credit Agreement, as well as any affiliate of such a lender which may from time to time become a Swap Lender;

(f)	“Obligations” means all Lender Outstandings (as defined in the Credit Agreement), and all obligations, indebtedness, liabilities, covenants, agreements and undertakings of the Borrower to the Agent and/or any of the Lenders under or in any way connected with, arising out of or contemplated by the Credit Agreement or any other Loan Documents, and whether present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred, and any ultimate unpaid balance thereof, including all future advances and re-advances, and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Borrower be bound alone or with others and whether as principal or surety.

Capitalized terms which are not otherwise defined herein shall have the meanings assigned to them under the Credit Agreement.

2.     Evidence of Accounts: Any account settled or stated between the Agent and the Lenders and the Borrower shall be accepted by the Guarantors as prima facie evidence that the amount thereby appearing due by the Borrower to the Lenders or any of them is so due.

3.     Waiver of Defences: The liability of the Guarantors under this Guarantee shall be irrevocable, unconditional and absolute, and, without limiting the generality of the foregoing, the obligations of the Guarantors shall not be released, discharged, limited or otherwise affected by, and the Guarantor hereby waives as against the Agent and the Lenders to the fullest extent permitted by applicable law, any defence relating to:

(a)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation or otherwise;

(b)	any modification or amendment of or supplement to the Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable in respect thereof;

(c)	any defence based upon any incapacity, disability or lack or limitation of status or power of the Borrower, either Guarantor or any other person or of the directors, officers, employees, partners or agents thereof, or that the Borrower, either Guarantor or any other person may not be a legal entity, or any irregularity, defect or informality in the borrowing or obtaining of moneys or credits in respect of the Obligations;

(d)	any change in the existence, structure, constitution, name, control or ownership of the Borrower, either Guarantor or any other person;

(e)	any insolvency, bankruptcy, amalgamation, merger, reorganization, arrangement or other similar proceeding affecting the Borrower, either Guarantor or any other person or the assets of the Borrower, either Guarantor or any other person;

(f)	the existence of any claim, set-off or other rights which the Guarantors or either of them may have at any time against the Borrower, any of the Lenders, the Agent or any other person, whether in connection with the Obligations or any unrelated transactions;

(g)	any release or non-perfection or any invalidity, illegality or unenforceability relating to or against the Borrower, either Guarantor or any other person, whether relating to any instrument evidencing the Obligations or any other agreement or instrument relating thereto or any part thereof or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, either Guarantor or any other person of any of the Obligations;

(h)	any limitation, postponement, prohibition, subordination or other restriction on the rights of the Agent or any of the Lenders to payment of the Obligations or to take any steps in respect thereof;

(i)	any release, substitution or addition of any co-signer, endorser, other guarantor or any other person in respect of the Obligations;

(j)	any defence arising by reason of any failure of the Agent or any of the Lenders to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of (i) acceptance of this Guarantee, (ii) partial payment or non-payment of all or any part of the Obligations, and (iii) the existence, creation, or incurring of new or additional Obligations;

(k)	any defence arising by reason of any failure of the Agent or any of the Lenders to proceed against the Borrower or any other person, to proceed against, apply or exhaust any security held from the Borrower, either Guarantor or any other person for the Obligations, or to proceed against or to pursue any other remedy in the power of the Agent or any Lender whatsoever;

(l)	the benefit of any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligations;

(m)	any defence arising by reason of the cessation from any cause whatsoever of the liability of the Borrower, either Guarantor or any other person with respect to all or any part of the Obligations, or by reason of any act or omission of the Agent or any Lender or others which directly or indirectly results in the discharge or release of the Borrower, either Guarantor, or all or any part of the Obligations or any security, or guarantee therefor, whether by operation of law or otherwise;

(n)	any defence arising by reason of any failure by the Agent or any Lender to obtain, perfect or maintain a perfected (or any) security interest in or lien or encumbrance upon any property of the Borrower, either Guarantor or any other person or by reason of any interest of the Agent or any Lender in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Agent or any Lender of any right to recourse or collateral;

(o)	any defence arising by reason of the failure of the Agent or any Lender to marshall any assets;

(p)	any defence based upon any failure of the Agent or any Lender to give to the Borrower, either Guarantor or any other person notice of any sale or other disposition of any property securing any or all of the Obligations or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Agent or any Lender to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure by the Agent or any Lender to dispose of any such property in a commercially reasonable manner;

(q)	any dealing whatsoever with the Borrower, either Guarantor or other person or any security, or any failure to do so;

(r)	any extinguishment of all or any of the Obligations for any reason whatsoever (other than the actual satisfaction thereof); or

(s)	any other circumstances which might otherwise constitute a defence available to, or a discharge of the Guarantors or either of them, any other act or omission to act or delay of any kind by the Borrower, the Agent or any Lender, either Guarantor or any other person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 3, constitute a legal or equitable discharge, limitation or reduction of the obligations of the Guarantors or either of them hereunder (other than the payment or satisfaction in full of all of the Obligations).

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish the Guarantors’ subrogation rights, the Guarantors’ right to proceed against the Borrower for reimbursement, the Guarantors’ right to recover contribution from each other or from any other guarantor or any other right or remedy.

4.     Postponement: All indebtedness and liability, present and future, of the Borrower to either Guarantor is hereby postponed to the Obligations. All payments received by either Guarantor from the Borrower in respect of such indebtedness and liability subsequent to delivery of an Acceleration Notice, or the occurrence of an Event of Default described in Section 10.1(f) or Section 10.1(g) of the Credit Agreement, shall be received by such Guarantor in trust for the Agent for itself and the rateable benefit of the Lenders in accordance with the Credit Agreement and shall be paid over to the Agent forthwith upon receipt thereof by such Guarantor to be applied against the Obligations in such manner as the Agent sees fit, the whole without in any way limiting or lessening the liability of such Guarantor under this Guarantee. The term “Obligations”, previously defined, for purposes of the postponement feature provided by this Guarantee, and this Section 4 in particular, includes any funds advanced or held at the disposal of the Borrower under any lines of credit.

5.     No Waiver: No delay on the part of the Agent or the Lenders in exercising any of its or their options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No amendment or waiver of any of the rights of the Agent or any of the Lenders hereunder shall be deemed to be made by the Agent or any of the Lenders unless the same shall be in writing, duly signed on behalf of the Agent and the Lenders and each such waiver, if any, shall apply only with respect to the specific instance involved and for the specific purpose for which given, and shall in no way impair the rights or liabilities of the Agent or any Lender or either Guarantor hereunder in any other respect at any other time.

6.     Deemed Existence: If at any time, all or any part of any payment previously applied by the Agent or any Lender to any Obligation is or must be rescinded or returned by the Agent or any Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, or reorganization of the Borrower) such Obligation shall, for the purpose of this Guarantee, to the extent that such payment is rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or any Lender, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Obligation, all as though such application by the Agent or any Lender had not been made.

7.     Other Securities: This Guarantee is in addition to and not in substitution for any other guarantee or any other securities by whomsoever given at any time held by the Agent or any Lender for any present or future Obligations and the Agent or any Lender shall at all times have the right to proceed against or realize upon all or any portion of any other guarantees or securities or any other money or assets to which the Agent or any Lender may become entitled or have a claim in such order and in such manner as the Agent or any Lender in its sole and unfettered discretion may deem fit.

8.     Continuing Guarantee: This Guarantee is a continuing guarantee and shall remain in full force and effect in accordance with its terms until the earlier of (i) payment in full of all amounts payable under this Guarantee; and (ii) discharge of this Guarantee in accordance with Section 6.8 of the Credit Agreement.

9.     Enforcement of Guarantee: The obligations of the Guarantors and each of them under this Guarantee shall be enforceable by the Agent on behalf of the Lenders upon demand by the Agent for payment of the Obligations without the necessity of any action or recourse whatsoever against the

Borrower, any security or any other guarantor. The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by applicable law, the Loan Documents or otherwise.

10.     Subrogation: This Guarantee shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or times of any sum or sums of money for the time being due or remaining unpaid to the Agent or any Lender, and all dividends, compensations, proceeds of security valued and payments received by the Agent or any Lender from the Borrower, either Guarantor or from others or from any estate shall be regarded for all purposes as payments in gross without right on the part of either Guarantor to claim in reduction of the liability under this Guarantee the benefit of any such dividends, compositions, proceeds or payments or any securities held by the Agent or any Lender or proceeds thereof, and neither Guarantor shall have the right to be subrogated in any rights of the Agent or any Lender until the Agent and the Lenders shall have received full, final and indefeasible payment and performance of the Obligations and the Lenders have no further obligation to extend credit or advance monies to or for the benefit of the Borrower.

11.     Guarantee of Payment and Performance: This Guarantee is a guarantee of payment and performance and not of collection and is in addition and without prejudice to any securities of any kind now or hereafter held by the Agent or any Lender.

12.     Costs: The Guarantors shall reimburse the Agent and the Lenders for all expenses (including the fees and disbursements of its counsel on a solicitor and his own client basis) incurred by the Agent and any of the Lenders in collecting or compromising any of the Obligations and in enforcing this Guarantee or any other guarantee of the Obligations.

13.     Payment: All payments hereunder with respect to any Obligations shall be made to the Agent and the Lenders at the Agent’s branch in Toronto, Ontario at 19th Floor, First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1A1 or at such other branch or agency of the Agent as the Agent shall designate from time to time by notice in writing to the Guarantors.

14.     Payment on Stay: If: (i) the Borrower is prevented from making payment of any of the Obligations when it would otherwise be required to do so; or (ii) the Agent or any Lender is prevented from demanding payment of the Obligations because of a stay or other judicial proceeding or any other legal impediment, all Obligations or other amounts otherwise subject to demand, acceleration or payment shall be payable by the Guarantors as provided for hereunder.

15.     Waiver of Notice: The Guarantors waive all notices which may be required by any statute, rule of law, contract or otherwise to preserve any rights to the Agent or any Lender against the Guarantors.

16.     Taxes: Any and all payments by the Guarantors hereunder shall be made free and clear of and without deduction for any and all present and future taxes, liens, imposts, stamp taxes, deductions, charges or withholdings, and all liabilities with respect thereto and any interest, additions to tax and penalties imposed with respect thereto, but excluding, with respect to the Agent or any Lender, taxes imposed on their income or capital and franchise taxes imposed on them by any taxation authority (hereinafter referred to as “Taxes”). If either Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender:

(a)	the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 16) the Agent and any applicable Lenders receive an amount equal to the sum they would have received had no such deductions been made; and

(b)	such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

17.     Covenants: The Guarantors acknowledge receipt of a copy of the Credit Agreement and the other Loan Documents and understand the Obligations of the Borrower thereunder.

18.     Governing Law: This Guarantee shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.

19.     Severability: If any provision or paragraph of this Guarantee shall be invalid, illegal or unenforceable in any respect or in any jurisdiction, it shall not affect the validity, legality or enforceability of such provision or paragraph in any other jurisdiction or the validity, legality or enforceability of any other provision of this Guarantee.

20.     Notices: Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telex, telecopy, rapifax or other electronic means of communication addressed to the respective parties as follows:

     (a)  in respect of PET:

Paramount Energy Trust c/o Paramount Energy Operating Corp. 500, 630 — 4th Avenue, S.W. Calgary, Alberta T2P 0J9

Attention: Chief Financial Officer Fax:(403) 269-4444; and

     (b)  in respect of POT:

Paramount Operating Trust c/o Paramount Energy Operating Corp. 500, 630 — 4th Avenue, S.W. Calgary, Alberta T2P 0J9

Attention: Chief Financial Officer Fax: (403) 269-4444

     (c)  in respect of the Agent and any Lender at:

Bank of Montreal After Sales 19th Floor, First Canadian Place 100 King Street Toronto, Ontario M5X 1A1

Attention: Director Fax: (416) 867-5938

or to such other address or telex number, telecopy number or rapifax number as any party may from time to time notify the others in accordance with this Section 20. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by telex or other electronic means of communication, on the first Business Day following the transmittal thereof.

21.     Amendment: No amendment or any change to, or waiver of, any provision of this Guarantee shall be effective unless in writing and signed by the Guarantors, the Agent and the Lenders.

22.     Enurement: The provisions hereof shall enure to the benefit of the Agent, each Lender and their respective successors and assigns and shall be binding upon the Guarantors and their respective successors and permitted assigns.

23.     Limited Guarantee: Notwithstanding any other provision of this Guarantee, the liability of the Guarantors hereunder, in aggregate, shall be limited to the amount of Cdn. Twenty Million (Cdn. $20,000,000) Dollars, plus any expenses, costs or other amounts payable pursuant to the provisions hereof, plus interest thereon from the date of demand for payment at the Prime Rate of the Agent, as such interest rate varies from time to time plus two (2%) per cent. The Prime Rate of the Agent means the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining interest rates on Canadian dollar denominated commercial loans made by the Agent in Canada.

24.     No Recourse Against Computershare: It is acknowledged that Computershare Trust Company of Canada is a signatory to this Guarantee as trustee of Paramount Energy Trust and that recourse under this Guarantee against Computershare Trust Company of Canada, as trustee for and on behalf of Paramount Energy Trust, shall be limited to and satisfied only out of the “Trust Fund” (as defined in the First Amended and Restated Trust Indenture made effective as of August 1, 2002 relating to Paramount Energy Trust).

25.     Recourse against Paramount Energy Operating Corp.: It is acknowledged that although Paramount Energy Operating Corp. (“PEOC”) is a signatory to this Guarantee in its capacity as trustee of Paramount Operating Trust, this Guarantee shall be binding upon PEOC both personally (and without any limitation thereof) and with full recourse to the “Trust Properties” (as defined in the First Amended and Restated Trust Indenture made effective as of August 1, 2002 relating to Paramount Operating Trust) and to any and all other property and assets that PEOC may hold in its own right.

     IN WITNESS WHEREOF the Guarantors have caused this Guarantee to be signed by their proper officers duly authorized in that behalf as of the date and year first above written.

COMPUTERSHARE TRUST COMPANY OF CANADA, as trustee of PARAMOUNT ENERGY TRUST

Per: Name: Title:

Per: Name: Title:

PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST

Per: Name: Title:

Per: Name: Title: